EXHIBIT 99.1

Pacific Energy Development Provides Transaction Update
Asset Due Diligence Completed Successfully
Definitive Documents Now Being Drafted
Anticipated to Close By August 31, 2017

July 18, 2017 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED) (the “Company”), announced today that the planned transaction previously announced by the Company on June 22, 2017, that would clean up the Company’s balance sheet by converting the majority of its debt to equity followed by an equity investment of $12 million into the Company to provide development capital for the Company’s oil and gas assets, has successfully completed the investor’s asset due diligence stage and is moving into drafting of the definitive investment documents with a view to closing the equity investment concurrent with the restructuring of the Company’s debt no later than August 31, 2017.

The investor, with whom the Company has been in discussions since November 2016, retained Netherland Sewell & Associates (“NSAI”), a premier oil and gas consulting firm, to provide an independent review and assessment of the Company’s oil and gas assets. Following the investor’s in-depth review of the Company’s assets by NSAI, the investor notified the Company that it was prepared to move forward with the transaction and is now conducting corporate and financial due diligence on the Company while simultaneously working with the Company to draft definitive investment documents.

Mr. Michael Peterson, the President and Chief Executive Officer of the Company, commented, "We are thrilled that we have successfully passed the investor’s asset due diligence hurdle as conducted by one of the premier oil and gas consulting firms in the world, and are now proceeding with corporate and financial due diligence and preparation of definitive documentation with a view to completing the equity investment and debt restructuring transactions by the end of August 2017. During the past weeks of working closely with the investor group, the Company’s management team has become very excited to work with them going forward as they have the vision, plan and capital to significantly grow the Company’s assets and cash flow. We look forward to quickly wrapping up the financial due diligence and finalizing definitive documentation over the coming weeks.”

The planned transaction calls for all of the Company’s fixed debt, except for the approximately $6 million senior secured position that matures May 2019 (which will have modified, more favorable terms to the Company), to convert into 75% of the equity of the Company, followed by an equity investment of $12 million to be made by the new investor for approximately 51% of the common stock of the Company. The result would be a company with only approximately $6 million in debt and an estimated $70 million in assets, including $12 million in cash. If the planned transaction is consummated as planned, the Company would immediately increase its stockholders’ equity by approximately $70 million, remove most of the debt burden on the Company, and provide the development capital needed to execute the development plan of its current key assets. The plan is anticipated to significantly increase the value of the Company’s shares to the benefit of its common equity shareholders. As a result of these transactions, the Company believes it would emerge properly capitalized and positioned to initially grow through execution of its development plan to increase cash flow, and then seek to expand through accretive acquisitions of oil and gas properties and operating companies.

The Company has not yet entered into binding definitive agreements, and the contemplated transaction remains subject to corporate and financial due diligence, completion of documentation, NYSE MKT approval, and final sign-off by the Company’s lenders, and may not be consummated on terms and conditions acceptable to the Company, its lenders and the investor, if at all.

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the D-J Basin in Colorado. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequently filed Quarterly Reports on Form 10-Q under the heading "Risk Factors". The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the Securities Exchange Commission (SEC).

Contacts
Pacific Energy Development

1-855-733-3826
PR@pacificenergydevelopment.com